77M- LMP Variable Large Cap Growth Portfolio (N4L0)

Sub-Item 77M (Mergers)
Registrant incorporates by reference Registrant's Form N-14AE
"dated September 22, 2006 filed on September 22, 2006."
(Accession No. 000119312506223689)

Transfer of Net Assets
On April 27, 2007, the Fund acquired the assets and certain liabilities of the Legg Mason
Partners Variable Portfolios I, Inc.-Legg Mason Partners Variable Large Cap Growth Portfolio
(?Acquired Fund?), pursuant to a plan of reorganization approved by the Acquired Fund shareholders on December 11, 2006. Total shares issued by the Fund and the total net assets of the Acquired Fund and the Fund on the date of the transfer were as follows:
Acquired Fund   			Shares Issued     Total Net
Total Net
        by the Fund      	Assets of the   		Assets
of
        Acquired Fund  		theFund

Legg Mason Partners Variable
Large Cap Growth Portfolio 		995,259         $16,444,734
	$322,319,353

The total net assets of the Acquired Fund before acquisition included unrealized appreciation of $4,091,491, accumulated net realized loss of $818,993 and accumulated net investment loss of $1,165. Total net assets of the Fund immediately after the transfer were
$338,764,087. The transaction was structured to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.